EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

SAKER AVIATION SERVICES, INC.,

PHOENIX RISING AVIATION, INC.

WARREN PECK

and

RONALD CRANICK

Dated as of August __, 2013

i

Exhibit A Form of Installment Payment Agreement

ii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of August ___, 2013, by and among Saker Aviation Services, Inc., a New York corporation (“Buyer”), Phoenix Rising Aviation, Inc., an Oklahoma corporation (“Seller”), and, collectively with Seller, Warren Peck, an individual residing in the State of Oklahoma (“Peck”), and Ronald Cranick, an individual residing in the State of Oklahoma, (“Cranick” and, together with Peck, the “Shareholders” and each a “Shareholder”). Buyer, the Seller and the Shareholders are referred to collectively herein as the “Parties” and individually herein as a “Party.”

RECITALS

WHEREAS, the Shareholders are the registered and beneficial owners of 100% of the issued and outstanding capital stock of the Seller (the “Shares”);

WHEREAS, the Seller is engaged in the business of providing aircraft maintenance, repair and overhaul services at the Bartlesville Municipal Airport in Bartlesville, Oklahoma (the “Business”); and

WHEREAS, the Shareholders desire to sell to Buyer, and Buyer desire to purchase, all of the Shares in exchange for the Purchase Price.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I.
DEFINITIONS

“Affiliate” with respect to any Person, means any Person controlling, controlled by or under common control with such Person.

“Agreement” has the meaning set forth in the preface above.

“Base Amount” has the meaning set forth in Section 2.2(a) below.

“Business” has the meaning set forth in the recitals above.

“Buyer” has the meaning set forth in the preface above.

“Buyer Indemnitees” has the meaning set forth in Section 9.2(a) below.

“Closing” has the meaning set forth in Section 3.1 below.

“Closing Cash Amount” means the Base Amount, minus the Holdback Amount, plus or minus, as applicable, the Estimated Working Capital Adjustment.

“Closing Date” has the meaning set forth in Section 3.1 below.

“Closing Working Capital” has the meaning set forth in Section 2.4(c) below.

“Closing Working Capital Statement” has the meaning set forth in Section 2.4(b) below.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and of any similar state law, together with all regulations and proposed regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended, together with all regulations and proposed regulations promulgated thereunder.

“Confidential Information” means any information concerning the businesses and affairs of the Seller that is not already generally available to the public.

“Cranick” has the meaning set forth in the preface above.

“Current Assets” means the sum of the book value of the Seller’s (a) cash, (b) accounts receivable, (c) inventories, (d) prepaid expenses, and (e) other current assets, in each case as determined in accordance with GAAP applied on a consistent basis with the Financial Statements.

“Current Liabilities” means the sum of the book value of the Seller’s (a) accounts payable, (b) payroll tax and withholding payable, (c) sales tax payable, (d) income taxes payable, (e) notes payable, current portion, (f) accrued expenses, (g) customer deposits, and (h) other current liabilities, in each case as determined in accordance with GAAP applied on a consistent basis with the Financial Statements.

“Damages” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses.

“Employee Benefit Plan” means all employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements which Seller or any ERISA Affiliate has ever sponsored, maintained, or to which contributions are made, or for which obligations have been incurred, for the benefit of current or former employees, directors, consultants or independent contractors (or for any dependent or beneficiary thereof) of Seller or any ERISA Affiliate or with respect to which the Seller or any ERISA Affiliate could have any liability, including (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (b) any profit-sharing, stock bonus, deferred compensation, bonus, stock option, stock purchase, restricted stock, equity compensation or other incentive arrangement, pension, retainer, compensation, consulting, retirement, severance, retention, indemnification, welfare or incentive plan, agreement or arrangement, (c) any plan, agreement or arrangement providing for “fringe benefits” or perquisites to employees, officers, directors or agents, including, but not limited to, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, tuition reimbursement, medical, dental, hospitalization, life insurance, disability insurance and other types of insurance, whether written or unwritten, and (d) any employment agreement.

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“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Employment Agreement” has the meaning set forth in Section 8.1(g) below.

“Environmental, Health and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with all regulations and proposed regulations promulgated thereunder.

“ERISA Affiliate” means any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with Seller, as defined in Section 414 of the Code, or is otherwise required to be aggregated with the Company under Section 414(o) of the Code.

“Estimated Working Capital” has the meaning set forth in Section 2.4(a) below.

“Estimated Working Capital Statement” has the meaning set forth in Section 2.4(a) below.

“Excluded Representations” has the meaning set forth in Section 9.2(b) below.

“Final Working Capital” means Working Capital as set forth in the Final Working Capital Statement.

“Final Working Capital Statement” has the meaning set forth in Section 2.4(d) below.

“Financial Statements” has the meaning set forth in Section 4.8(a) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Holdback Amount” means $100,000.

“Improvements” has the meaning set forth in Section 4.13(d) below.

“Indemnified Party” has the meaning set forth in Section 9.4(a) below.

“Indemnifying Party” has the meaning set forth in Section 9.4(a) below.

“Independent Accountant” means [_____].

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“Installment Payment Agreement” has the meaning set forth in Section 2.2(d) below.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights and (i) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Knowledge of the Seller” means the actual knowledge of the Shareholders after reasonable investigation.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Seller.

“Leased Real Property Permits” has the meaning set forth in Section 4.13(g) below.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Seller thereunder.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) liens for Taxes not yet due and payable, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Material Adverse Effect” means any effect or change that would be materially adverse to the business, assets, financial condition or results of operations of the Seller, taken as a whole, or on the ability of the Shareholders to consummate timely the Transaction (regardless of whether or not such effect or change can be or has been cured at any time, or whether Buyer has knowledge of such effect or change on the date hereof).

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“Most Recent Balance Sheet” means the consolidated balance sheet of the Seller contained in the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 4.8(a) below.

“Most Recent Quarter End” has the meaning set forth in Section 4.8(a) below.

“Most Recent Year End Financial Statements” has the meaning set forth in Section 4.8(a) below.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“Peck” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency or political subdivision thereof).

“Pre-Closing Tax Period” has the meaning set forth in Section 10.1 below.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

“Purchase Price” has the meaning set forth in Section 2.2 below.

“Real Property Laws” has the meaning set forth in Section 4.13(f) below.

“Release Date” means the date that is 24 months after the Closing Date.

“Required Consents” has the meaning set forth in Section 8.1(e) below.

“Restrictions” has the meaning set forth in Section 4.2(b) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preface above.

“Seller’s Debt” means all principal, interest, premiums, penalties or other obligations related to (a) all indebtedness of Seller for borrowed money, (b) all obligations of Seller evidenced by notes, bonds, debentures or other similar instruments, (c) all obligations in respect of unfunded pensions, and (d) all accrued but unpaid interest (or interest equivalent) to the date of determination, and all prepayment premiums or penalties payable upon repayment of any items of Seller’s Debt of the type referred to in clauses (a) through (c) above.

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“Shareholders” has the meaning set forth in the preface above.

“Shares” has the meaning set forth in the recitals above.

“Significant Customers” has the meaning set forth in Section 4.23 below.

“Significant Suppliers” has the meaning set forth in Section 4.24 below.

“Straddle Period” has the meaning set forth in Section 10.2 below.

“Tangible Assets” has the meaning set forth in Section 4.15 below.

“Target Working Capital” means $136,000.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 9.4(a) below.

“Threshold” has the meaning set forth in Section 9.2(b) below.

“Transaction” has the meaning set forth in Section 2.1 below.

“Treasury Regulations” means all proposed and final regulations promulgated under the Code.

“Working Capital” means the Current Assets minus the Current Liabilities, each determined in accordance with GAAP applied on a basis consistent with the Financial Statements.

“Working Capital Adjustment” means the amount by which Estimated Working Capital exceeds, or is less than, the Target Working Capital.

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ARTICLE II.
PURCHASE AND SALE OF SHARES

Section 2.1.          Purchase and Sale. On and subject to the terms and conditions of this Agreement, Buyer shall purchase from the Shareholders, and the Shareholders shall sell to Buyer, all of the Shares, free and clear of all Restrictions, for the consideration specified below in this Article II (the “Transaction”).

Section 2.2.          Purchase Price. The aggregate consideration for the Shares shall consist of the following (collectively, the “Purchase Price”):

(a)                $1,350,000 (the “Base Amount”); plus or minus

(b)               the Working Capital Adjustment as determined in accordance with Section 2.4 below; plus

(c)                installment payments in the maximum aggregate principal amount of $1,000,000 in the form attached hereto as Exhibit A (the “Installment Payment Agreement”) by Buyer in favor of the Shareholders.

Section 2.3.          Payment of the Purchase Price. At Closing, Buyer shall deliver the following in respect of the Purchase Price:

(a)                Buyer shall withhold an amount equal to the Holdback Amount to be retained and held pursuant to Section 9.10 (Any remaining portion of the Holdback Amount after offsets for any indemnity obligations to any of the Buyer Indemnitees shall be paid to the Shareholders as provided in Section 9.10. The Shareholders acknowledge and agree that any indemnity obligation of a Shareholder shall be deducted from the amount otherwise due to such Shareholder from the Holdback Amount);

(b)               Buyer shall deliver the Closing Cash Amount in immediately available funds to an account designated by the Shareholders; and

(c)                Buyer shall issue to the Shareholders the Installment Payment Agreement subject to the conditions set forth in the Installment Payment Agreement.

Section 2.4.          Determination of Working Capital; Working Capital Adjustments.

(a)                Estimated Working Capital. At least three (3) business days, but no more than seven (7) business days prior to the Closing Date, the Shareholders shall deliver to Buyer a written statement (the “Estimated Working Capital Statement”) setting forth the Shareholders’ good faith estimate of, and the components and calculation of, Working Capital as of the Closing Date (the “Estimated Working Capital”), the components thereof prepared in accordance with GAAP, together with a certificate signed by the Shareholders to the effect that the Estimated Working Capital was determined in good faith in accordance with the provisions of this Agreement. Buyer and its representatives shall have the opportunity to review and comment on the Estimated Working Capital delivered by the Shareholders. The Shareholders’ calculation of the Estimated Working Capital shall be utilized for purposes of Closing.

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(b)               Working Capital Adjustment. At Closing, the difference between the Target Working Capital and Estimated Working Capital shall be added or subtracted, as applicable, to the Base Amount.

(c)                Closing Working Capital Statement. Within sixty (60) calendar days following Closing, the Buyer shall deliver to the Shareholders the Closing Working Capital Statement (the “Closing Working Capital Statement”). The Buyer and Shareholders shall have thirty (30) calendars from delivery of the Closing Working Capital Statement to resolve any differences. Such resolution shall constitute the Final Working Capital Statement (the “Final Working Capital Statement”).

(d)               Resolution of Protest. If Buyer and the Shareholders are unable to resolve any disagreement as to any amount included in or omitted from the Closing Working Capital Statement, then the amounts in dispute shall be referred to the Independent Accountant for final arbitration within forty-five (45) calendar days after submitting the matter to the Independent Accountant, which arbitration shall be final and binding on each of Buyer and the Shareholders. The Independent Accountant shall act as an arbitrator to determine, based solely on the standards set forth in this Agreement and on written presentations by Buyer and the Shareholders, and not by independent review, only those amounts still in dispute. The fees and expenses of the Independent Accountant shall be shared equally between Buyer and the Shareholders. The term “Final Working Capital Statement,” as used in this Agreement, shall mean the Closing Working Capital Statement accepted by the Shareholders or agreed to by Buyer and the Shareholders in accordance with this Agreement or the definitive statement resulting from the determinations made by the Independent Accountant (in addition to those items theretofore accepted by the Shareholders or agreed to by Buyer and the Shareholders). Any determination of the Independent Accountant pursuant to this Section 2.4(d) may be entered into and enforced in any court of competent jurisdiction.

(e)                Payment. Within three (3) calendar days following the determination of the Final Working Capital Statement in accordance with this Section 2.4:

(i)                 To the extent that the Final Working Capital is greater than the Working Capital Adjustment, Buyer shall pay to the Shareholders for the benefit of the Shareholders by wire transfer in immediately available funds to an account designated by the Shareholders the amount of such excess.

(ii)               To the extent that the Final Working Capital is less than the Working Capital Adjustment, the Shareholders shall, jointly and severally, pay or cause to be paid to Buyer by wire transfer in immediately available funds to an account designated by Buyer the amount of such shortfall.

ARTICLE III.
CLOSING

Section 3.1.          Closing. The closing of the Transaction (the “Closing”) shall take place via electronic transmittal of documents on the second (2nd) business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transaction (other than conditions with respect to actions the respective Parties will take at Closing itself) or such other date as Buyer and the Shareholders may mutually determine (the “Closing Date”).

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Section 3.2.          Deliveries at Closing. At Closing (a) the Shareholders and the Seller shall deliver to Buyer the various certificates, authorizations, instruments and documents referred to in Section 8.1 below, (b) Buyer shall deliver to the Shareholders the various certificates, instruments and documents referred to in Section 8.2 below, (c) the Shareholders shall deliver to Buyer stock certificates representing all of the Shares, endorsed in blank or accompanied by duly executed assignment documents, and (d) Buyer shall deliver the Closing Cash Amount and other items specified in Section 2.3 above.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF
THE SELLERS AND THE SHAREHOLDERS

Seller and the Shareholders jointly and severally represent and warrant to Buyer as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV) as set forth in this Article IV.

Section 4.1.          Organization, Qualification and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Seller has full corporate power and authority and all licenses, permits and authorizations necessary to carry on the Business and to own and use the properties owned and used by it. Schedule 4.1 lists the directors and officers of Seller. The Shareholders have delivered to Buyer correct and complete copies of the charter and bylaws of Seller (as amended to date). The minute books (containing the records of meetings of the Shareholders, the Board of Directors and any committees of the Board of Directors), the stock certificate books, and the stock record books of Seller are correct and complete. Seller is not in default under or in violation of any provision of its charter or bylaws.

Section 4.2.          Capitalization of the Seller; Seller’s Shares.

(a)                Capitalization of the Seller.

(i)                 Seller. The entire authorized capital stock of Seller consists of 500 shares of common stock, no par value per, of which 500 shares are issued and outstanding and no shares are held in treasury. All of the shares of Seller has been duly authorized, are validly issued, fully paid and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Seller to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Seller. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of Seller.

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(b)               Seller’s Shares. Each Shareholder holds of record and owns beneficially the number of Shares set forth opposite such Shareholder’s name on Schedule 4.2(b). Collectively, the Shareholders own all of the issued and outstanding shares of capital stock of Seller free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands (collectively, “Restrictions”). No Shareholder is a party to any option, warrant, purchase right or other contract or commitment that could require such Shareholder to sell, transfer or otherwise dispose of any Shares (other than this Agreement). No Shareholder is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Shares.

Section 4.3.          Authorization of Transaction. Each Shareholder has the requisite competence and authority to execute and deliver this Agreement and to perform his obligations hereunder. Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the Board of Directors of Seller and the Shareholders have duly authorized the execution, delivery and performance of this Agreement by Seller. This Agreement constitutes the valid and legally binding obligation of each Shareholder and Seller, enforceable in accordance with its terms and conditions, and each other agreement entered into in connection with the Transaction by a Shareholder or Seller constitutes the valid and legally binding obligation of the applicable Shareholders and Seller, enforceable in accordance with their respective terms and conditions.

Section 4.4.          Non-contravention. Except as set forth on Schedule 4.4, neither the execution and delivery of this Agreement and the consummation of the Transaction nor the performance by the Seller or the Shareholders hereunder, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which any Shareholder or Seller is subject or any provision of the charter or bylaws of Seller, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any consent of any third party or any notice under any agreement, contract, Lease, license, instrument or other arrangement to which any Shareholder or Seller is a party or by which any such party is bound or to which any of such party’s assets is subject (or result in the imposition of any Lien upon such party’s assets) or (c) result in the imposition or creation of any Lien upon or with respect to the Shares. Except as set forth on Schedule 4.4, neither the Shareholders nor Seller needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency or any third party in order for the Parties to consummate the Transaction.

Section 4.5.          Brokers’ Fees. Except as set forth on Schedule 4.5, Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transaction for which Buyer could become liable or obligated.

Section 4.6.          Title to Assets. Except as set forth on Schedule 4.6, Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens.

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Section 4.7.          Financial Statements.

(a)                Attached hereto as Schedule 4.7(a) are the following financial statements (collectively the “Financial Statements”): (a) the Seller’s account-reviewed consolidated balance sheets and statements of income as of and for the fiscal years ended December 31, 2012, December 31, 2011, and December 31, 2010 (the “Most Recent Year End Financial Statements”) and (b) the Seller’s unaudited consolidated balance sheets and statements of income (the “Most Recent Financial Statements”) as of and for the period commencing January 1, 2013 and ended March 31, 2013 (the “Most Recent Quarter End”). The Financial Statements present fairly the financial condition and the results of operations of the Seller as of Closing Date, and are consistent with the books and records of the Seller.

(b)               The information provided to Buyer in that certain Confidential Information Memorandum published by Generational Equity, a true and complete copy of which has been provided to Buyer, is materially accurate. The “actual results” and the “projected results” set forth in that certain Letter of Intent among Buyer, the Shareholders and the Seller, dated May 4, 2013, are materially accurate.

Section 4.8.          Certain Changes. Since December 31, 2012, the Seller has conducted, and the Shareholders have caused the Seller to conduct, the Business in the Ordinary Course of Business, to preserve intact their respective business organizations and relationships with third parties and to keep available the services of their respective present officers and employees. Without limiting the generality of the foregoing, except as set forth on Schedule 4.8, since December 31, 2012:

(a)                Seller has not entered into any agreement, contract, lease or license involving in excess of $10,000;

(b)               no party has accelerated, terminated, modified or cancelled any material agreement, contract, lease or license to which Seller is a party or by which it is bound;

(c)                Seller has maintained their properties and other assets in accordance with normal industry practice, in good operating condition and repair (subject to normal wear and tear), and have maintained insurance coverage thereon at current levels;

(d)               Seller has paid all accounts payable and collected all accounts receivable in a commercially reasonable manner and in the Ordinary Course of Business;

(e)                Seller has not adopted or proposed any change to its charter or bylaws;

(f)                Seller has not purchased, leased or otherwise acquired, or sold, leased, licensed, transferred, assigned or otherwise disposed of, any of such Seller’s assets, tangible or intangible, having a value in excess of $10,000;

(g)               Seller has not approved, committed to make, or made any capital expenditure in excess of $10,000;

(h)               Seller has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed Seller’s Debt other than in the Ordinary Course of Business;

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(i)                 Seller has not imposed any Liens upon any of such Seller’s assets, tangible or intangible;

(j)                 Seller has not cancelled, compromised, waived or released any right or claim involving more than $10,000;

(k)               Seller has not increased the compensation of any director, officer or employee of the Seller other than in the Ordinary Course of Business;

(l)                 Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

(m)             Seller has not adopted, amended, modified, terminated or taken any action to accelerate any rights or benefits under any Employee Benefit Plan in any manner that increases the Liability of Seller in respect of such Employee Benefit Plan;

(n)               Seller has not made any loan to, or entered into any other transaction with, any Shareholder or Seller’s directors, officers, employees or Affiliates;

(o)               Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

(p)               Seller has not issued, sold, pledged, disposed of or encumbered, or authorized the issuance, sale, pledge, disposition or encumbrance of, any securities of Seller, any securities convertible into or exchangeable for securities of Seller, or options, warrants or other rights to acquire from Seller any securities of Seller or securities convertible into, exchangeable for or exercisable for securities of Seller;

(q)               Seller has not declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or reclassified, combined, split, subdivided, redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock;

(r)                 there has not occurred a Material Adverse Effect; and

(s)                Seller has not committed to, or entered into an agreement to do, any of the foregoing.

Section 4.9.          Undisclosed Liabilities. Seller has no material Liability, except for (a) Liabilities set forth on the Most Recent Balance Sheet, and (b) Liabilities which have arisen after the Most Recent Quarter End in the Ordinary Course of Business.

Section 4.10.      Legal Compliance. Seller has complied, and is currently in compliance, in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder of federal, state, local and foreign governments (and all agencies thereof)), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced or, to the Knowledge of the Seller alleging any failure so to comply.

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Section 4.11.      Tax Matters.

(a)                Seller has filed all Tax Returns that they were required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in compliance with all applicable laws and regulations. All Taxes due and owing by the Seller, whether or not shown on such Tax Returns, have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. Except as set forth on Schedule 4.11(a), no claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Seller.

(b)               Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, Shareholders or other third party.

(c)                Except as set forth on Schedule 4.11(c), no taxing authority has claimed or assessed any additional Taxes against Seller for any period for which Tax Returns have been filed. No federal, state, local or foreign tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Seller. Seller has not received from any federal, state, local or foreign taxing authority (including jurisdictions where the Seller has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against Seller. Schedule 4.11(c) lists all federal, state, local and foreign income Tax Returns filed with respect to Seller for taxable periods ended on or after December 31, 2007 and indicates those Tax Returns that currently are the subject of audit. The Shareholders have delivered to Buyer correct and complete copies of all federal income Tax Returns for tax years ending on or after December 31, 2010, and examination reports and statements of deficiencies assessed against or agreed to by Seller filed or received since December 31, 2010.

(d)               Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)                Seller is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law). Seller has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Seller is not a party to or bound by any Tax allocation or Tax sharing agreement. Except as set forth on Schedule 4.11(e), Seller (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return and (ii) has any Liability for the Taxes of any Person (other than a Seller) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

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(f)                Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)                 change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)               “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii)             installment sale or open transaction disposition made on or prior to the Closing Date; or

(iv)             prepaid amount received on or prior to the Closing Date.

(g)               Seller has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(h)               Seller has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code, and the Treasury Regulations under Section 6011 of the Code.

Section 4.12.      Real Property.

(a)                Seller owns no real property.

(b)               Schedule 4.12(b) sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property (including the date and name of the parties to such Lease document). Seller has delivered to Buyer a correct and complete copy of each such Lease document. Except as set forth on Schedule 4.13(b), with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect, (ii) the Transaction does not require the consent of any other Person to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following Closing, (iii) Seller nor, to the Knowledge of the Seller, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default, or permit the termination, modification or acceleration of rent under such Lease, (iv) Seller has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property; (v) Seller has collaterally assigned or granted any other Lien in such Lease or any interest therein; and (vi) there are no Liens on the estate or interest created by such Lease.

(c)                The Leased Real Property identified in Section 4.12(b) above comprises all of the real property used in the Business. Seller is not a party to any agreement or option to purchase any real property or interest therein.

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(d)               All buildings, structures, fixtures, building systems and equipment included in the Leased Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the Business, ordinary wear and tear excepted. To the Knowledge of the Seller, there are no structural deficiencies or latent defects affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements in the operation of the Business as currently conducted thereon.

(e)                There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to the Knowledge of the Seller, threatened, affecting any parcel of Leased Real Property. There is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or, to the Knowledge of the Seller, threatened, relating to the lease, use or occupancy of the Leased Real Property, or the operation of the Business as currently conducted thereon.

(f)                The Leased Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Leased Real Property and the operation of the Business thereon do not violate in any material respect any Real Property Laws. Seller has not received any notice of violation of any Real Property Law.

(g)               All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Leased Real Property Permits”) of all governmental authorities, associations or any other entity having jurisdiction over the Leased Real Property which are required to use or occupy the Leased Real Property or operate the Business as currently conducted thereon, have been issued and are in full force and effect. Schedule 4.12(g) lists all material Leased Real Property Permits held by Seller with respect to each parcel of Leased Real Property. Seller has not received any notice from any governmental authority or other entity having jurisdiction over the Leased Real Property threatening a suspension, revocation, modification or cancellation of any Leased Real Property Permit.

Section 4.13.      Intellectual Property.

(a)                Seller owns and possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the Business as currently conducted. Each item of Intellectual Property owned or used by the Seller immediately prior to Closing hereunder will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to Closing hereunder.

(b)               To the Knowledge of the Seller, Seller has not interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties. Neither the Shareholders nor Seller has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement or misappropriation. To the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Seller.

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(c)                Schedule 4.13(c) identifies each issued patent, trademark registration and copyright registration that has been issued to Seller with respect to any of its Intellectual Property, identifies each pending patent application, trademark application and copyright claim which a Seller has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement or other permission which Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Shareholders have delivered to Buyer correct and complete copies of all such patents, registrations, applications, claims, licenses, sublicenses, agreements and permissions (as amended to date). Schedule 4.13(c) also identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $1,000 in the aggregate) and each unregistered copyright used by Seller in connection with the Business. With respect to each item of Intellectual Property required to be identified on Schedule 4.13(c): (i) a Seller owns and possesses all right, title and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure, (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge, (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of the Seller, threatened which challenges the legality, validity, enforceability, use or ownership of the item, and (iv) Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

(d)               Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its trade secrets included in Intellectual Property. No trade secret has been authorized to be disclosed or has actually been disclosed by Seller to any former employee, current employee or any third Person other than pursuant to a currently enforceable confidentiality or non-disclosure agreement.

(e)                Seller has executed valid written agreements with all of their former employees, current employees and other third Persons who have contributed to the development of Intellectual Property for or on behalf of Seller pursuant to which each such former employee, current employee or other third Person has assigned to such Seller all of his, her or its rights in and to all Intellectual Property he, she or it may develop in the course of his, her or its employment or engagement (as applicable) and agreed to hold all trade secrets and confidential information of such Seller in confidence both during and after his, her or its employment or engagement.

(f)                All computer programs and software, including source code, object code and databases, included in Intellectual Property (i) conform with all applicable specifications, representations, warranties and other obligations, (ii) are free of any defects, deficiencies, bugs, errors, viruses or other contaminants or corruptants that materially and adversely affect the principal functionalities as a whole, (iii) have been upgraded as necessary so that all computer programs and software are functional on the most widely adopted platforms and (iv) have been fully maintained. None of the computer programs or software included in Intellectual Property contains any disabling mechanism or protection feature designed to prevent its use, computer virus, worm, software lock, drop-dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to access, modify, delete, damage or disable any portion of such computer program or software, or any computer system on which any such computer program or software is installed, or in connection with which such computer program or software may operate.

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Section 4.14.      Tangible Assets. Seller owns or leases all buildings, machinery, equipment and other tangible assets (collectively, the “Tangible Assets”) necessary for the conduct of the Business as currently conducted. Each such Tangible Asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

Section 4.15.      Contracts. Schedule 4.15 lists the following contracts and other agreements to which Seller is a party:

(a)                any agreement for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

(b)               any license, sublicense, agreement or permission related to Intellectual Property owned by any third party providing for payments in excess of $10,000 per annum (and excluding any “shrink wrap” licenses related to commercially available off-the-shelf software);

(c)                any agreement for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year or involve consideration in excess of $10,000;

(d)               any agreement concerning a partnership or joint venture;

(e)                any agreement under which Seller has created, incurred, assumed or guaranteed Seller’s Debt;

(f)                any agreement concerning confidentiality or non-competition;

(g)               any agreement with any Shareholder;

(h)               any agreement for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

(i)                 any agreement under which Seller has advanced or loaned any amount to any of its directors, officers or employees or to any other Person;

(j)                 any agreement under which the consequences of a default or termination could have a Material Adverse Effect; or

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(k)               any other agreement the performance of which involves consideration in excess of $10,000.

The Shareholders have delivered to Buyer a correct and complete copy of each written agreement (as amended to date) listed on Schedule 4.15, and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 4.15. With respect to each such agreement: (w) the agreement is legal, valid, binding, enforceable and in full force and effect, (x) the agreement shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the Transaction, (y) neither Seller nor, to the Knowledge of the Seller, any other party is in breach or default, and no event has occurred or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute a breach or default, or permit termination, modification or acceleration under the agreement, and (z) no party has repudiated any provision of the agreement.

Section 4.16.      Accounts Receivable. Except as set forth on Schedule 4.16, all accounts receivable of the Seller are reflected in the Financial Statements, are valid receivables subject to no setoffs or counterclaims and are current and collectible, subject only to the reserve for bad debts set forth on the Most Recent Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller.

Section 4.17.      Insurance. Schedule 4.17 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which Seller is a party, a named insured or otherwise the beneficiary of coverage:

(a)                the name, address and telephone number of the agent;

(b)               the name of the insurer, the name of the policyholder and the name of each covered insured;

(c)                the policy number and the period of coverage;

(d)               the scope and amount of coverage; and

(e)                a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (w) the policy is legal, valid, binding, enforceable and in full force and effect, (x) the policy shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the Transaction, (y) neither Seller nor, to the Knowledge of the Seller, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit termination, modification or acceleration under the policy, and (z) no party to the policy has repudiated any provision of the policy. Seller has been covered during the past five (5) years by insurance (including workers’ compensation and product liability coverages) in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Schedule 4.17 describes any self-insurance arrangements affecting Seller.

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Section 4.18.      Litigation. Schedule 4.18 sets forth each instance in which Seller (a) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (b) is a party or, to the Knowledge of the Seller, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. No action, suit, proceeding, hearing or investigation set forth on Schedule 4.18 could result in any Material Adverse Effect.

Section 4.19.      Employees. To the Knowledge of the Seller, no executive, key employee or group of employees has any plans to terminate employment with Seller. Seller is not a party to or bound by any collective bargaining agreement, nor has Seller experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Seller has not committed any unfair labor practice. To the Knowledge of the Seller, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of Seller. For the six (6) years prior to the date of this Agreement Seller has complied with all employment-related laws, including laws related to employment practices, terms and conditions of employment, leaves of absences, equal employment opportunity, non-harassment, non-discrimination, immigration (including immigration-related hiring practices and benefits), employee classification, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes and occupational health and safety.

Section 4.20.      Employee Benefits.

(a)                Schedule 4.20(a) lists each Employee Benefit Plan and discloses whether each Employee Welfare Benefit Plan is (i) unfunded, (ii) funded through a “welfare benefit fund,” as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured.

(b)               Each Employee Benefit Plan (and any related trust agreement, insurance contract or fund) has been maintained, funded and administered in accordance with its terms and the terms of any applicable collective bargaining agreement and each Employee Benefit Plan, the Seller, and each ERISA Affiliate is in compliance in form and in operation in all respects with the applicable requirements of ERISA, the Code and other applicable laws. None of the Seller, any ERISA Affiliate, nor any Employee Benefit Plan fiduciary has, with respect to the Employee Benefit Plans, engaged in a breach of fiduciary duty or a non-exempt Prohibited Transaction.

(c)                All required reports and descriptions (including Form 5500 annual reports, summary annual reports and summary plan descriptions) have been timely filed and distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to COBRA.

(d)               All contributions (including all employer contributions and employee salary reduction contributions) and premium payments which are due have been made within the time periods prescribed by ERISA and the Code to or with respect to each such Employee Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to or with respect to each such Employee Benefit Plan or accrued in accordance with the past custom and practice of the Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan, as applicable. None of the Employee Benefit Plans has any unfunded liabilities which are not reflected on the Most Recent Balance Sheet or the books and records of the Company and each ERISA Affiliate. No asset of Seller or any ERISA Affiliate is subject (or expected to be subject to) to any Lien under ERISA or the Code.

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(e)                Each Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or an opinion or advisory letter on which it is entitled to rely) from the Internal Revenue Service that such Employee Benefit Plan is qualified under Section 401(a) of the Code, and such determination, opinion or advisory letter has not expired as of the date hereof (or, in the case of an expired determination letter, the Employee Benefit Plan’s sponsor has a timely filed application for an updated determination letter pending with the Internal Revenue Service and has no reason to believe that a favorable determination letter will not be issued). Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been timely amended to reflect the provisions of all statutory or regulatory changes requiring amendments for which the deadline for amendment has passed, and if not entitled to rely upon an opinion or advisory letter has been timely submitted for a determination letter in accordance with Revenue Procedure 2007-44. No event has occurred that will or could give rise to the revocation of any applicable determination letter or the loss of the right to rely on any applicable opinion or advisory letter, or the disqualification or loss of tax-exempt status of any such Employee Benefit Plan or trust under Sections 401(a) or 501(a) of the Code.

(f)                No action, suit, proceeding, hearing, audit, inquiry, review, dispute, claim, demand or investigation with respect to any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Seller, threatened with respect to any Employee Benefit Plan. There is no basis for any such action, suit, proceeding, hearing, audit, inquiry, review, demand or investigation. No event has occurred and no condition exists with respect to any Employee Benefit Plan that could give rise to Liability.

(g)               The Shareholders have delivered to Buyer correct and complete copies of all documents and summary plan descriptions of the Employee Benefit Plans or summary descriptions of any Employee Benefit Plan not otherwise in writing, the most recent determination letter (or opinion or advisory letter) received from the Internal Revenue Service, annual reports (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts and other funding arrangements which implement each such Employee Benefit Plan. Seller has delivered to Buyer summaries of material modifications and material communications distributed within the last year to the participants of each Employee Benefit Plan.

(h)               None of the Employee Benefit Plans is, and neither Seller nor any ERISA Affiliate has contributed to, has any obligation to contribute to, has ever contributed to, has ever had an obligation to contribute to, or has any Liability under or with respect to any Employee Benefit Plan that is (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA, (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code), (iv) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code), or (v) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

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(i)                 No Employee Benefit Plan provides for or continues medical or health benefits, or life insurance or other welfare benefits (through insurance or otherwise) for any Person or any dependent or beneficiary of any Person after such Person’s retirement or other termination of employment, other than in accordance with COBRA or applicable state law, and there has been no communication to any Person that could reasonably be expected to promise or guarantee any such benefits.

(j)                 No condition exists as a result of which Seller or any ERISA Affiliate would have any liability, whether absolute or contingent, including any obligations under any Employee Benefit Plan, with respect to any misclassification of a Person performing services for Seller or any ERISA Affiliate as an independent contractor or the employee of another entity rather than as an employee of the Seller or an ERISA Affiliate.

(k)               No Employee Benefit Plan obligates Seller or any ERISA Affiliate to pay separation, severance, termination or similar benefits, accelerate the time of payment, vesting, or funding, affect the value or increase the amount of compensation due to any individual, solely as a result of the Transaction (either alone or in conjunction with any other event) or solely as a result of a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” (as defined in Section 280G of the Code). Neither Seller nor any ERISA Affiliate has any indemnity obligation for any Taxes imposed under Section 4999 of the Code.

(l)                 Except for grandfathered plans, each Employee Benefit Plan that is an “nonqualified deferred compensation plan” (as defined by Section 409A(d)(1) of the Code) with respect to which the Seller or any ERISA Affiliate is a “service recipient” (within the meaning of Section 409A of the Code) has been operated since January 1, 2005, in compliance with the applicable provisions of Section 409A of the Code, and has been since January 1, 2009, in documentary compliance with the applicable provisions of Section 409A of the Code. Grandfathered plans mean nonqualified deferred compensation plans in existence prior to January 1, 2005, for which the compensation and benefits were earned and vested prior to January 1, 2005. Each grandfathered plan has not been “materially modified” (within the meaning of Section 409A of the Code) at any time after October 3, 2004. Neither the Seller nor any ERISA Affiliate has been required to report any Taxes due as a result of a failure of an Employee Benefit Plan to comply with Section 409A of the Code, and neither the Seller nor any ERISA Affiliate has any indemnity obligation for any Taxes or interest imposed or accelerated under Section 409A of the Code.

(m)             Each Employee Benefit Plan that is subject to Section 1862(b)(1) of the Social Security Act has been operated in compliance with the secondary payor requirements of Section 1862 of such Act.

(n)               No Employee Benefit Plan, nor any trust created thereunder, now holds or has heretofore held as assets any stock or securities issued by Seller or any ERISA Affiliate.

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(o)               Each Employee Benefit Plan can be terminated at any time in the sole discretion of the plan sponsor, without any additional contribution to such Employee Benefit Plan or the payment of any additional compensation or amount or acceleration of any benefits. Nothing prohibits the prompt distribution of all amounts under any Employee Benefit Plan subject to Section 401(a), 403(a) or 403(b) of the Code, provided that such Employee Benefit Plan is terminated by the plan sponsor prior to Closing. No termination, discontinuance, load or other similar fee or expense is payable or shall be assessed in connection with the discontinuance of contributions to, and/or the amendment or termination of, any of the Employee Benefit Plans.

Section 4.21.      Environmental, Health and Safety Matters.

(a)                Except as set forth on Schedule 4.21(a), the Seller and their Affiliates have complied in all respects and are in compliance in all respects with all Environmental, Health and Safety Requirements.

(b)               Without limiting the generality of the foregoing, the Seller and their Affiliates have obtained and complied with, and are in compliance with, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of their facilities and the operation of their businesses. A list of all such material permits, licenses and other authorizations is set forth on Schedule 4.21(b).

(c)                Seller has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its past or present facilities, including the Leased Real Property, arising under Environmental, Health and Safety Requirements.

(d)               Except as set forth on Schedule 4.21(d), to the Knowledge of the Seller, none of the following exists at any past or present property or facility, including the Leased Real Property, operated by Seller: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or (iv) landfills, surface impoundments or disposal areas.

(e)                Seller nor any Affiliate of Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA), the Resource, Conservation and Recovery Act, as amended (RCRA), the Solid Waste Disposal Act, as amended (SWDA), their applicable state counterparts, or any other Environmental, Health and Safety Requirements.

(f)                Neither this Agreement nor the consummation of the Transaction will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health and Safety Requirements.

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(g)               Seller or any Affiliate of Seller has not, either expressly or by operation of law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements.

Section 4.22.      Relationship with Significant Customers. Seller has not received any written or oral communication or notice from any Significant Customer stating that such Significant Customer (a) has ceased, or will cease, to use the products or services of the Seller or, after Closing, Buyer, (b) has materially reduced, or will materially reduce, the use of such products or services at any time or (c) will otherwise materially and adversely modify its business relationship with the Seller or, after Closing, Buyer. “Significant Customers” means those customers with respect to which the Seller has collectively had $50,000 or more of sales during a one-year period ending on the Closing Date.

Section 4.23.      Relationship with Significant Suppliers. Seller has not received any written or oral communication or notice from any Significant Supplier stating that such Significant Supplier (a) will stop, materially decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to supplying materials, products or services to the Seller or, after Closing, Buyer (whether as a result of the consummation of the Transaction or otherwise) or (b) will otherwise materially and adversely modify its business relationship with the Seller or, after Closing, Buyer. “Significant Suppliers” means the top ten (10) suppliers of the Seller, collectively, by dollar volume of purchase, during a one-year period ending on the Closing Date, as set forth on Schedule 4.23.

Section 4.24.      Full Disclosure. No representation, statement, or information contained in this Agreement (including the Schedules hereto) or any other transaction document executed in connection herewith or delivered pursuant hereto or thereto contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the information contained therein not misleading.

ARTICLE V.
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to the Shareholders as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V) as set forth in this Article V.

Section 5.1.          Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

Section 5.2.          Authorization of Transaction. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

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Section 5.3.          Non-contravention. Neither the execution and delivery of this Agreement and the consummation of the Transaction nor the performance by Buyer hereunder will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Buyer is subject or any provision of the charter or bylaws of Buyer or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any consent of any third party or any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer need not give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency or any third party in order to consummate the Transaction.

Section 5.4.          Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transaction for which the Shareholders could become liable or obligated.

ARTICLE VI.
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and Closing.

Section 6.1.          General. Each of the Parties shall use his or its best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the Transaction (including satisfaction, but not waiver, of the conditions to Closing set forth in Article VIII below).

Section 6.2.          Notices and Consents. The Shareholders shall cause the Seller to give any notices to third parties, and shall cause the Seller to use their best efforts to obtain any Required Consents.

Section 6.3.          Operation of Business. The Shareholders shall not cause or permit the Seller to engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, without the prior written approval of Buyer, the Shareholders shall not cause or permit the Seller to:

(i)                 grant any severance or termination pay to, or enter into any severance agreement with, Seller’s directors, officers or other employees;

(ii)               (w) increase the rate or terms of compensation or benefits of any of its directors, officers or other employees, except as may be required under existing employment agreements (if applicable), (x) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing Employee Benefit Plan or other written agreement to any such director, officer or employee, whether past or present, (y) enter into or amend any employment, bonus, severance or retirement contract or adopt or amend any Employee Benefit Plan (or any plan, program, agreement or arrangement which would be an Employee Benefit Plan, if in existence as of the date hereof) or (z) pay any bonuses to its executive officers or employees;

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(iii)             pay, discharge or satisfy any material Liabilities, other than the payment, discharge or satisfaction of material Liabilities in the Ordinary Course of Business, as specifically permitted by this Agreement or as reserved against in the Financial Statements, as applicable; or

(iv)             agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty in Article IV above untrue or incorrect, including the representations and warranties set forth in Section 4.9 above.

Section 6.4.          Preservation of Business. The Shareholders shall cause the Seller to keep its business, organization and properties substantially intact, including their present operations, physical facilities, insurance policies and relationships with lessors, licensors, suppliers, customers and employees.

Section 6.5.          Full Access. The Shareholders shall permit, and the Shareholders shall cause the Seller to permit, representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, personnel, books, records (including Tax records), contracts, documents and financial data of any sort relating to the Seller.

Section 6.6.          Notice of Developments. The Shareholders shall give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in Article IV above. No disclosure by any Party pursuant to this Section 6.6, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

Section 6.7.          Exclusivity. The Shareholders shall not, and shall cause the Seller not to, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other Person relating to the Transaction, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation or otherwise.

ARTICLE VII.
POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following Closing.

Section 7.1.          General. In case at any time after Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (except to the extent the requesting Party is entitled to indemnification therefor under Article IX below). The Shareholders acknowledge and agree that from and after Closing Buyer shall be entitled to possession of all books, records (including Tax records), contracts, documents and financial data of any sort relating to the Seller.

Section 7.2.          Confidentiality. The Shareholders shall treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in their possession. In the event that the Shareholders are requested or required pursuant to a written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process to disclose any Confidential Information, the Shareholders shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.2. If, in the absence of a protective order or the receipt of a waiver hereunder, the Shareholders are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Shareholders may disclose the Confidential Information to the tribunal; provided, however, that the Shareholders shall use their best efforts to obtain, at the request of Buyer, an order assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

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Section 7.3.          Covenant Not to Compete. For a period of five (5) years from and after the Closing Date, no Shareholder shall engage directly or indirectly in any manner (whether as an owner, officer, director, partner, manager, employee, independent contractor, consultant or otherwise) in the Business currently conducted by the Seller (except and to the extent that such Shareholder is employed or engaged as a consultant by Buyer or Seller), or in any business that is competitive with the Business currently conducted by the Seller; provided, however, that the ownership by such Shareholder of less than two percent (2%) of the outstanding stock of any publicly-traded corporation shall not violate the provisions of this Section 7.3. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.3 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

ARTICLE VIII.
CONDITIONS TO OBLIGATION TO CLOSE

Section 8.1.          Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)                no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of the Transaction or any part of the Transaction, (ii) cause the Transaction or any part of the Transaction to be rescinded following consummation, (iii) affect adversely the right of Buyer to own the Shares and to control Seller, or (iv) affect adversely the right of Seller to own its assets and to operate the Business (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

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(b)               the representations and warranties set forth in Article IV above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

(c)                the Shareholders shall have performed and complied with all of the Shareholders’ covenants hereunder in all material respects through Closing, except to the extent that such covenants are qualified by terms such as “material,” in which case the Shareholders shall have performed and complied with all of such covenants in all respects through Closing;

(d)               the Shareholders shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Sections 8.1(b)-(c) is satisfied in all respects;

(e)                the Parties, at the Shareholders’ sole expense, shall have received all authorizations, consents, orders or approvals of and filings or registrations with, and any permits, licenses or other authorizations required by, any applicable governmental entity or third party, that are required for or in connection with the execution and delivery of this Agreement and the consummation of the Transaction set forth on Schedule 4.3 (the “Required Consents”);

(f)                Peck shall have entered into an employment agreement with Buyer on terms reasonably satisfactory to Buyer, and such agreement shall be in full force and effect as of Closing (the “Employment Agreement”);

(g)               the Shareholders shall have caused the Seller to terminate the Phoenix Rising Aviation Profit Sharing Plan and any other Employee Benefit Plan intended to be qualified under Code Section 401(a) or 403(a).

(h)               the Shareholders shall have delivered to Buyer a copy of the charter of Seller certified within fifteen (15) calendar days prior to the Closing Date by the Secretary of State of the State of New York;

(i)                 the Shareholders shall have delivered to Buyer a copy of a certificate of good standing of Seller issued within fifteen (15) calendar days prior to the Closing Date by the Secretary of State of the State of New York, and each jurisdiction in which Seller, as applicable, is qualified to do business;

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(j)                 the Shareholders shall have delivered to Buyer a certificate of the secretary of the Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, (i) certifying that the charter of the Seller has not been amended since the date specified in the certified charter delivered pursuant to Section 8.1(i) above, (ii) attaching the bylaws of the Seller and certifying that there has been no amendment to such bylaws since the date of this Agreement, (iii) attaching resolutions of the board of directors of the Seller and, if necessary, the Shareholders authorizing the execution and performance of this Agreement, and certifying that such resolutions have not been amended or superseded;

(k)               since December 31, 2012, there shall not have occurred a Material Adverse Effect, as determined by Buyer in its sole discretion;

(l)                 since December 31, 2012, the Shareholders shall have caused the Seller to operate in the Ordinary Course of Business in accordance with Section 4.9 above; and

(m)             the Shareholders shall have delivered such other documents and instruments as may be reasonably requested by Buyer in connection with the consummation of the Transaction.

Buyer may waive any condition specified in this Section 8.1 if Buyer executes a writing so stating at or prior to Closing.

Section 8.2.          Conditions to the Shareholders’ Obligation. The obligation of the Shareholders to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a)                no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of the Transaction or any part of the Transaction or (ii) cause the Transaction or any part of the Transaction to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

(b)               the representations and warranties set forth in Article V above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

(c)                Buyer shall have performed and complied with all of its covenants hereunder in all material respects through Closing, except to the extent that such covenants are qualified by terms such as “material,” in which case Buyer shall have performed and complied with all of such covenants in all respects through Closing;

(d)               Buyer shall have delivered to the Shareholders a certificate to the effect that each of the conditions specified above in Sections 8.2(b)-(c) is satisfied in all respects;

(e)                Buyer shall have entered into the Employment Agreement; and

(f)                Buyer shall have delivered such other documents and instruments as may be reasonably requested by the Shareholders in connection with the consummation of the Transaction.

The Shareholders may waive any condition specified in this Section 8.2 if the Shareholders executes a writing so stating at or prior to Closing.

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ARTICLE IX.
REMEDIES FOR BREACHES OF THIS AGREEMENT

Section 9.1.          Survival of Representations and Warranties. All of the representations and warranties of the Seller and the Shareholders contained in Article IV above shall survive Closing and continue in full force and effect until twenty-four (24) months following the Closing Date; provided, however, that (a) the representations and warranties in Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 4.6 above shall survive Closing indefinitely, and (b) the representations and warranties in Sections 4.10, 4.11, 4.13, 4.20, 4.21 and 4.23 above shall survive Closing until 30 days after the expiration of any applicable statute of limitations.

Section 9.2.          Indemnification Provisions for Buyer’s Benefit.

(a)                Subject to the limitations provided herein, prior to Closing the Seller and the Shareholders, and following Closing the Shareholders (and not the Seller), shall jointly and severally indemnify, defend and hold harmless Buyer, its Affiliates and their respective shareholders, directors, officers, employees, attorneys and agents (collectively, the “Buyer Indemnitees”) from and against the entirety of any Damages that any Buyer Indemnitee may suffer resulting from, arising out of, relating to, in the nature of or caused by each and all of the following:

(i)                 any breach of any representation or warranty (or allegation of facts by a third party that, if true, would constitute a breach of any representation or warranty) made by the Shareholders herein, including the documents, instruments and agreements to be executed and delivered by the Shareholders in connection herewith (in each case, determined without regard to any limitation or qualification of materiality or Material Adverse Effect);

(ii)               any breach of any covenant or agreement (or allegation of facts by a third party that, if true, would constitute a breach of any covenant or agreement) made by the Shareholders herein, including the documents, instruments and agreements to be executed and delivered by the Shareholders in connection herewith (in each case, determined without regard to any limitation or qualification of materiality); and

(iii)             [TBD]

Section 9.3.          Indemnification Provisions for the Shareholders’ Benefit. Buyer shall indemnify and hold harmless the Shareholders from and against the entirety of any Damages the Shareholders may suffer resulting from, arising out of, relating to, in the nature of or caused by each and all of the following:

(a)                any breach of any representation or warranty (or allegation of facts by a third party that, if true, would constitute a breach of any representation or warranty) made by Buyer herein, including the documents, instruments and agreements to be executed and delivered by Buyer in connection herewith (in each case, determined without regard to any limitation or qualification of materiality); and

(b)               any breach of any covenant or agreement made by Buyer herein, including the documents, instruments and agreements to be executed and delivered by Buyer in connection herewith (in each case, determined without regard to any limitation or qualification of materiality).

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Section 9.4.          Matters Involving Third Parties.

(a)                If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article IX, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(b)               Any Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) calendar days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party shall indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)                So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written approval of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written approval of the Indemnified Party (not to be withheld unreasonably).

(d)               In the event any of the conditions in Section 9.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Party shall remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Article IX.

Section 9.5.          Insurance Recoveries. The Buyer Indemnitees and the Shareholders, as applicable, shall use commercially reasonable efforts to seek recovery for matters subject to indemnification claims under this Article IX from available insurance policies; provided, however, that such obligation shall not limit, change or delay the Shareholders’ or Buyer’s indemnification obligations under this Article IX unless and until the Buyer Indemnitees or the Shareholders, as applicable, actually receive such insurance proceeds, in which case the insurance proceeds actually received for a particular matter (net of fees, costs and expenses incurred in obtaining the insurance proceeds, including any increase to insurance premiums) by a Buyer Indemnitee or the Shareholders, as applicable, shall reduce the Damages for such matter.

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Section 9.6.          Recoupment Against the Installment Payment Agreement. Buyer may, at its option, but shall not be obligated to, recoup any Damages it may suffer pursuant to a claim for indemnification under Section 9.2(a) above by setoff against any amount outstanding under the Installment Payment Agreement.

Section 9.7.          Remedies Exclusive. The remedies provided in this Article IX and Article X below shall be the sole and exclusive remedies of the Parties related to any breach of any representation or warranty, or non-performance, partial or total, of any covenant or agreement contained herein; provided, however, that nothing contained in this Article IX or in Article X below shall be deemed to limit or restrict in any manner any rights or remedies which any Indemnified Party has, or might have, at law, in equity or otherwise, based on fraud or willful misrepresentation.

Section 9.8.          Article X to Apply to Taxes and Tax Returns. Except as explicitly set forth in Article X below, the rights and obligations of the parties with respect to indemnification for any and all matters relating to Taxes, Tax Returns and income Tax Returns shall be governed solely by Article X below.

Section 9.9.          Knowledge of Breach. The representations and warranties of the Seller and the Shareholders shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer (including by any of its advisors, consultants or representatives) or by reason of the fact that Buyer or any such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate. Buyer’s right to indemnification and other remedies contained in this Agreement shall not be affected by any knowledge acquired (or capable of being acquired) at any time, whether before or after Closing.

Section 9.10.      Holdback Amount. Any payment that the Shareholders are obligated to make to any Buyer Indemnitees pursuant to this Article IX shall, first, to the extent that the Holdback Amount is greater than the indemnity payment, be paid to the Buyer Indemnitiees by an offset of such amount against the Holdback Amount otherwise due to the Shareholders and accordingly will reduce the Holdback Amount and, secondly, to the extent that any additional sums are due after the offset against the Holdback Amount, the Shaerholders (as Indemnifying Party) shall pay all of such additional sums to the Buyer Indemnitees by wire transfer of immediately available funds within five (5) business days after demand by the Buyer Indemnitees. On the Release Date, Buyer shall pay the remaining Holdback Amount (to the extent not offset for indemnity payments due from any of the Shareholders) to the Shareholders by wire transfer of immediately available funds; provided, however, Buyer shall retain an amount equal to the amount of claims for indemnification under this Article IX asserted prior to the Release Date but not yet resolved (“Unresolved Claims”). Buyer will pay the portion of the Holdback Amount retained for Unresolved Claims to the Shareholders, to the extent the portion of the Holdback Amount is not utilized as payment for such claims resolved in favor of any Buyer Indemnitee, upon their resolution in accordance with this Article IX.

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ARTICLE X.
TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Buyer and the Shareholders for certain tax matters following the Closing Date:

Section 10.1.      Tax Indemnification. The Shareholders shall jointly and severally indemnify, defend and hold harmless the Seller and the Buyer Indemnitees from and against the entirety of any Damages the Seller or any Buyer Indemnitee may suffer resulting from, arising out of, relating to, in the nature of or caused by each and all of the following: (a) any and all Taxes (or the non-payment thereof) of the Seller for all taxable periods ending on or before the Closing Date, and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”), except to the extent such Taxes, including the Estimated Spin Out Income Tax and the Licensing Income Tax, are included in Current Liabilities as finally determined for Final Working Capital Purposes, (b) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Seller (or any predecessor of the Seller) is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local or foreign law or regulation, and (c) any and all Taxes of any Person (other than the Seller) imposed on the Seller as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before Closing. For purposes hereof, such Damages shall include any reduction of the net operating loss carry forward of the Seller related to the recharacterization of deductible expenses as non-deductible.

Section 10.2.      Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Seller for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Seller for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 10.3.      Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Seller that are filed after the Closing Date.

Section 10.4.      Cooperation on Tax Matters.

(a)                Buyer, the Seller and the Shareholders shall cooperate fully, as and to the extent reasonably requested by a Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon a Party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Seller and the Shareholders agree (i) to retain all books and records with respect to Tax matters pertinent to the Seller relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods (and, to the extent notified by Buyer or the Shareholders, any extensions thereof), and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if a Party so requests, the Seller or the Shareholders, as the case may be, shall allow such Party to take possession of such books and records.

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(b)               Buyer and the Shareholders shall, upon request, use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transaction).

Section 10.5.      Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Shareholders when due, and the Shareholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and if required by applicable law, Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE XI.
TERMINATION

Section 11.1.      Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a)                Buyer and the Shareholders may terminate this Agreement by mutual written approval at any time prior to Closing;

(b)               Buyer may terminate this Agreement by giving written notice to the Shareholders at any time prior to Closing if (i) Buyer is not reasonably satisfied with the results of its continuing due diligence investigation of the Seller, (ii) this Agreement and the Transaction are not approved by Buyer’s Board of Directors, or (iii) Buyer has not obtained financing reasonably satisfactory to Buyer in an amount sufficient to fund the Purchase Price and ongoing working capital needs of the Seller;

(c)                Buyer may terminate this Agreement by giving written notice to the Shareholders at any time prior to Closing (i) in the event a Shareholder has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Buyer has notified the Shareholders of the breach, and the breach has continued without cure for a period of fifteen (15) calendar days after the notice of breach, or (ii) if Closing shall not have occurred on or before August 31, 2013 by reason of the failure of any condition precedent under Section 8.1 above (unless the failure results primarily from Buyer breaching any representation, warranty or covenant contained in this Agreement); and

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(d)               the Shareholders may terminate this Agreement by giving written notice to Buyer at any time prior to Closing (i) in the event Buyer has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Shareholders have notified Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) calendar days after the notice of breach, or (ii) if Closing shall not have occurred on or before August 31, 2013 by reason of the failure of any condition precedent under Section 8.2 above (unless the failure results primarily from the Shareholders or the Seller breaching any representation, warranty or covenant contained in this Agreement).

Section 11.2.      Effect of Termination. If any Party terminates this Agreement pursuant to Section 11.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

ARTICLE XII.
MISCELLANEOUS

Section 12.1.      Press Releases. No Party shall issue any press release or other publicity relating to the subject matter of this Agreement without the prior written approval of Buyer and the Shareholders; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law.

Section 12.2.      No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever. Nothing contained herein shall (a) be treated as an amendment to any particular employee benefit plan of Buyer or Seller, (b) obligate Buyer or any of its Affiliates to (i) maintain any particular benefit plan or arrangement or (ii) retain the employment of any particular employee, (c) prevent Buyer or any of its Affiliates from amending or terminating any benefit plan or arrangement, or (d) give any third party the right to enforce any of the provisions of this Agreement.

Section 12.3.      Succession and Assignment. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor the rights, interests or obligations hereunder may be assigned by any Party, in whole or in part, without the prior written approval of Buyer and the Shareholders, except that Buyer or Seller may assign this Agreement to an Affiliate.

Section 12.4.      Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or email in .pdf or similar format), and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 12.5.      Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.6.      Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail, or (d) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

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If to Buyer:	Saker Aviation Services, Inc.

101 Hangar Road

Avoca, Pennsylvania 18641

Attn: Ronald J. Ricciardi, President

Facsimile: (570) 300-2233

E-mail: RRicciardi@SakerAviation.com

With a copy to:	Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, New York 14604

Attn: Daniel R. Kinel, Esq.

Facsimile: (585) 232-2152

E-mail: dkinel@hselaw.com

If to Seller or
the Shareholders:

With a copy to:

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 12.7.      Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 12.8.      Amendments and Waivers. No provision of this Agreement may be amended, revoked or waived except by a writing signed by Buyer and the Shareholders. No failure or delay on the part of any Party in exercising any right hereunder shall operate as a waiver of, or impair, any such right. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right shall be deemed a waiver of any other right hereunder.

Section 12.9.      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

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Section 12.10.  Expenses. Each of Buyer, the Shareholders and the Seller shall bear his or its own costs and expenses (including attorneys’ fees and expenses) incurred in connection with this Agreement and the Transaction.

Section 12.11.  Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

Section 12.12.  Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 12.13.  Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the Business is unique and recognize and affirm that in the event the Shareholders breach this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive and other equitable relief.

Section 12.14.  Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Monroe County, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.

Section 12.15.  Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes all other prior agreements, understandings or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SAKER AVIATION SERVICES, INC.

By:
Name:	Ronald J. Ricciardi
Title:	President & CEO

PHOENIX RISING AVIATION, INC.

By:
Name:
Title:

SHAREHOLDERS

WARREN PECK

RONALD CRANICK

[Signature Page to Stock Purchase Agreement]